Exhibit 99.1

December 17, 2021

Archaea Energy Inc. Announces Results of the

Completed Redemption of All Outstanding Public Warrants

●	All 12.1 million outstanding redeemable LFG warrants eliminated from capital structure; only the 6.8 million Private Warrants remain outstanding

●	Cash proceeds from warrant exercises used to repurchase more than 25% of Ares’ LFG equity position

●	Net effect of warrant exercises and share repurchase from Ares is the issuance of 4.2 million shares of LFG along with the elimination of all 12.1 million redeemable warrants (0.351 shares per warrant)

●	Transaction design creates step-up in basis at the Up-C OpCo, which is expected to be utilized to reduce cash taxes in the future

HOUSTON--(Business Wire)-- Archaea Energy Inc. (“Archaea” or the “Company”) (NYSE: LFG) today announced the results of the previously announced redemption (the “Redemption”) of its 12.1 million redeemable warrants (the “Redeemable Warrants”), each of which entitled the holder, upon exercise, to purchase a share of the Company’s Class A Common Stock for $11.50. The 6.8 million outstanding warrants that were privately issued to the Company’s sponsor and Atlas Point Energy Infrastructure Fund, LLC were not subject to the Redemption (the “Private Warrants”).

Prior to 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”), 9.4 million Redeemable Warrants were exercised for cash at an exercise price of $11.50 per share of Class A Common Stock, generating $108 million of proceeds to the Company. These cash proceeds were used to repurchase 6.1 million shares of Class A Common Stock of LFG from Aria Renewable Energy Systems LLC (“Ares”) at a pre-negotiated price of $17.65 per share. Additionally, 2.7 million public warrants were exercised on a cashless basis in exchange for an aggregate of 1.0 million shares of Class A Common Stock. The remaining 23,574 public warrants were unexercised and were each redeemed at a price of $0.10.

The net result of the Redemption and related exercises of Redeemable Warrants, combined with the repurchase of shares, is a net share count increase of 4.2 million and elimination of the 12.1 million Redeemable Warrants. This results in 120.1 million LFG shares of Class A and Class B Common Stock outstanding, in addition to the 6.8 million Private Warrants. Ares’ ownership position has been reduced to 14.9 million shares out of the 120.1 million shares outstanding.

In connection with the Redemption, the public warrants stopped trading on the New York Stock Exchange and were delisted. The Redemption had no effect on the trading of the Class A Common Stock, which continues to trade on the New York Stock Exchange under the ticker symbol “LFG”.

As a result of the Company’s up-C structure, prior to selling shares of the Company’s Class A Common Stock, Aria Renewable Energy Systems LLC converted shares of the Company’s Class B Common Stock and Class A Units of LFG Acquisition Holdings LLC (“OpCo”) into shares of the Company’s Class A Common Stock, which resulted in an increase in the Company’s ownership interest in OpCo. The Company will receive a stepped-up tax basis in the underlying assets of OpCo for this additional ownership interest, which is expected to provide future cash tax savings for the Company totaling approximately $20 million at current tax rates through an expected increase in future depreciation and amortization deductions.

About Archaea

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Archaea Contacts

Investors and Media

Megan Light

mlight@archaea.energy

346-439-7589